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                                     [LETTERHEAD]

                                                                    NEWS RELEASE
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                                                For further information contact:
                                                 Steven R. Bluhm  (614) 248-6443

FOR RELEASE:  February 17, 1998


                   BANC ONE CORPORATION COMMENCES OFFER TO EXCHANGE
                         $200 MILLION OF ITS OUTSTANDING DEBT

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COLUMBUS, OH (Feb. 17, 1998) BANC ONE CORPORATION (the Company) announced today that it will commence an offer to exchange up to $200 million of newly issued Subordinated Notes Due March 1, 2019 for any and all of its $200 million 9 7/8% Subordinated Notes Due March 1, 2009.

The Company is offering to exchange for each $1,000 principal amount of its 9 7/8% Subordinated Notes an equal principal amount of a new note with a longer maturity of March 1, 2019. The new Subordinated Notes will have the same interest rate as the 9 7/8% Subordinated Notes until March 1, 2009, and, thereafter, the interest rate will be calculated for the final 10 years of maturity based on a fixed spread pricing formula.

For the 9 7/8% Subordinated Notes, a reference price will be determined using a specified fixed spread pricing formula. The reference price of the 9 7/8% Subordinated Notes will be based on a yield to the maturity date of the 9 7/8% Subordinated Notes equal to the yield on the 5 1/2% U.S. Treasury Note due February 15, 2008 plus 88 basis points. For the new Subordinated Notes due March 1, 2019, an extension coupon will be determined for the period from, and including, March 1, 2009 to, but not including, the maturity date, March 1, 2019. The extension coupon will be such that the reference price of the new Subordinated Notes Due March 1, 2019 will be at least $15.00 greater than the reference price of the 9 7/8% Subordinated Notes per $1,000 principal amount thereof. The reference price of the new Subordinated Notes Due March 1, 2019 will be based on a yield to the maturity date of the new Subordinated Notes Due March 1, 2019 equal to the yield on the 6 3/8% U.S. Treasury Note due August 15, 2027 plus 100 basis points.

                                        -more-
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BANC ONE
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The reference prices and extension coupon will be determined as of 2:00 p.m.,
New York City time, on the second business day prior to the expiration date. The expiration date for the Exchange Offer is 5:00 p.m., New York City time, on Wednesday, March 18, 1998 unless extended.

The purpose of the Exchange Offer is to take advantage of currently available interest rates by exchanging a portion of the Company's long-term debt portfolio upon terms which the Company believes are more beneficial to it. The company intends to accomplish this objective by extending the overall maturity of a portion of their long-term debt portfolio.

BANC ONE CORPORATION had managed total assets of $147.0 billion, total assets of $115.9 billion, and common equity of $10.2 billion at December 31, 1997. BANC ONE operates over 1,300 banking centers in 12 states. BANC ONE also owns several additional corporations that engage in a full range of financial services. Information about BANC ONE's financial results and it products and services can be accessed on the Internet at: http://www.bankone/com; through InvestQuest at: http://www.investquest.com; or through Fax-on-demand at: (614) 844-3860.

This announcement constitutes neither an offer to sell nor a solicitation of an offer to buy the Company's notes that are the subject of the exchange offer. Offers are made only by the offering circular for the exchange offer which can be obtained by calling Georgeson & Company Inc., the Information Agent, at (212) 440-9800 (call collect) for banks and brokers or (800) 223-2064 for all others. In addition, holders of the 9 7/8% Subordinated Notes may contact Deutsche Morgan Grenfell, Inc., the financial advisor, at (212) 469-7645 with questions regarding the exchange offer.

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